EXHIBIT 23.2

Hartley Moore Accountancy Corporation 11801 Pierce Street, Suite 256 Riverside, CA 92505 Tel: (951) 710-3224	2400 East Katella, Suite 862 Anaheim, CA 92806 Tel: (714) 627-2506

November 19, 2013

To the Board of Directors and Stockholders of
IMC Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 19, 2013, relating to the financial statements of IMC Holdings, Inc., which are contained in that Prospectus, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

HARTLEY MOORE ACCOUNTANCY CORPORATION